Exhibit 5.2

April 18, 2008
Langer, Inc,
450 Commack Road
Deer Park, New York 11729-4510

Re:  Langer, Inc.- Amendment No. 2 of Registration Statement No. 333-139882

Gentlemen:

We have acted as special counsel to Langer, Inc., a Delaware corporation (the "Company") in connection with the Company's preparation and filing of Amendment No. 2 of its Registration Statement No. 333-139882 (as so amended, the "Registration Statement") with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement is being filed to register (i) 6,195,165 shares (the "Conversion Shares”) of common stock, par value $0.02 per share (the “Common Stock”), of the Company issuable to certain selling stockholders upon conversion of the Company's 5% convertible subordinated notes due Decem-ber 7, 2011 (the "Notes”), (ii) 1,068,356 shares (the “Twincraft Shares”) of Common Stock issued as consideration for the acquisition of all the capital stock of Twincraft, Inc., and (iii) 308,483 shares (the “Regal Shares” and, collectively with the Conversion Shares and the Twincraft Shares, the “Shares”) of Common Stock issued as consideration for the acquisition of the business of Regal Medical Supply, LLC. We understand that the Shares are to be sold by the selling stockholders to the public from time to time as described in the Registration Statement.

We have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We have relied, without independent investigation, upon a certificate from the Company's Chief Executive Officer as to certain factual and other matters. We have assumed that (i) the Conversion Shares issued or issuable upon conversion of the Notes have been duly authorized by all necessary corporate action on the part of the Company, (ii) the Notes have been duly issued, (iii) the Company has received all consideration payable for the issuance of the Notes, (iv)  all acts with respect to the conversion of the Notes will have been taken or performed to validly convert the Notes into Conversion Shares, (v)  the Company shall not have validly called the Notes for redemption and completed such redemption (other than by issuance of Conversion Shares) at the time when a particular holder of the Notes converts its Notes to Conversion Shares, and (vi) the Company shall not, so long as any Notes are outstanding, engage in any act which results in an adjustment of the conversion price below a level which would result in an obligation to issue more shares of its Common Stock on conversion of the Notes than are available for issuance under the terms of the Company's certificate of incorporation with respect to the number of authorized shares of Common Stock.

We have further assumed that as of the date hereof and at all time prior to the dates when the Notes are converted into the Conversion Shares, the number of shares of the Company's authorized but unissued shares of Common Stock is greater than the sum of (i) the number of Shares, and (ii) the number of shares of Common Stock which may hereafter be issuable or which now have been or hereafter shall have been reserved for issuance under all options, warrants, rights, convertible securities, agreements and other obligations of the Company presently outstanding, of every other kind or nature. We have further assumed that the Company will cause certificates representing the Conversion Shares to be issued in the future to be properly executed and delivered and will take all other actions appropriate for the due and proper issuance of such Shares.

We have assumed that the Twincraft Shares have been duly authorized by all necessary corporate action on the part of the Company, that the Company has received all consideration payable for the issuance of the Twincraft Shares, and that the value of such consideration is at least equal to the par value of the Twincraft Shares. We have further assumed that the Regal Shares have been duly authorized by all necessary corporate action on the part of the Company, that the Company has received all consideration payable for the issuance of the Regal Shares, and that the value of such consideration is at least equal to the par value of the Regal Shares.

We are members of the Bar of the State of New York and are not admitted to practice law in any other jurisdiction. We do not hold ourselves out as being conversant with, and express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware, and laws of the United States of America.

Subject to the limitations stated in this letter, it is our opinion that (i) the Conversion Shares issuable by the Company will, upon delivery thereof and receipt by the Company of all and adequate consideration owed to the Company therefor (assuming that such consideration exceeds the par value therefor), be validly issued, fully paid and non-assessable, and (ii) the Twincraft Shares and the Regal Shares have been validly issued and are fully paid and non-assessable.

The foregoing assumes that the Registration Statement will become and remain effective under the Securities Act of 1933, as amended, prior to any offering of the Shares pursuant to the terms thereof and will be amended, as appropriate, and that there will be compliance with all applicable state securities laws in connection with the offering of such securities, as well as compliance with the terms of the offering set forth in the Registration Statement.

This opinion is rendered solely for your benefit and may not be relied upon by any other person or entity. This opinion is provided to you as of the date hereof. We undertake no obligation, and hereby disclaim any obligation, to advise you of any change in any matter set forth herein. Without our prior written consent, this opinion may not be quoted in whole or in part or otherwise referred to in any report or document furnished to any person or entity.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us under the heading "Legal Matters" in the prospectus which forms a part thereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Yours very truly

KANE KESSLER, P.C.